Exhibit 3.2
HOWARD BANCORP, INC.

ARTICLES OF AMENDMENT

HOWARD BANCORP, INC. (the “Corporation”), having its principal office in Howard County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.           Article Seventh(a) of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

  SEVENTH:  (a)  The total authorized capital stock of the Corporation is fifteen million (15,000,000) shares, consisting of ten million (10,000,000) shares of common stock, par value $0.01 per share, and five million (5,000,000) shares of preferred stock, par value $0.01 per share.  The aggregate par value of all authorized shares is $150,000.

2.           The foregoing amendment to the Corporation’s articles of incorporation have been approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by the stockholders.

3.           (a)           As of immediately before the foregoing amendment to the Corporation’s articles of incorporation, the total number of shares of capital stock of all classes that the Corporation has authority to issue is ten million (10,000,000) shares, consisting of five million (5,000,000) shares of common stock, par value $0.01 per share, and five million (5,000,000) shares of preferred stock, par value $0.01 per share.

   (b)           As of immediately following the foregoing amendment to the Corporation’s articles of incorporation, the total number of shares of capital stock of all classes that the Corporation has authority to issue is fifteen million (15,000,000) shares, consisting of ten million (10,000,000) shares of common stock, par value $0.01 per share, and five million (5,000,000) shares of preferred stock, par value $0.01 per share.

   (c)           The aggregate par value of all authorized shares having a par value is One Hundred Thousand Dollars ($100,000.00) as of immediately before the foregoing amendment and One Hundred Fifty Thousand Dollars ($150,000.00) as of immediately following the foregoing amendment.

4.           The shares of the Corporation’s capital stock are divided into classes, but the descriptions of each class of the Corporation’s capital stock are not changed by the foregoing amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary on October 18, 2011.

WITNESS:	Howard Bancorp, Inc.

	By:	(SEAL)
Charles E. Schwabe, Secretary		Mary Ann Scully, President and Chief
Executive Officer

CERTIFICATE

The undersigned, who executed on behalf of Howard Bancorp, Inc. (the “Corporation”) the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

Mary Ann Scully, President and Chief
Executive Officer

Signature page to articles of amendment of Howard Bancorp, Inc.